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Exhibit 12.1

QUEBECOR WORLD INC.

RATIO OF EARNINGS TO FIXED CHARGES UNDER CANADIAN GAAP

	Year Ended December 31					Twelve Months Period Ended September 30
	1998	1999	2000	2001	2002	2002	2003
						(unaudited)
(in millions of $)
Ratio of Earnings to Fixed Charges
Earnings:
Income before income taxes	252.8	170.3	496.0	139.0	373.0	105.0	124.3
Amortization of capitalized interest	1.7	2.1	2.3	2.5	2.8	2.7	2.9
Fixed charges	84.7	141.3	224.6	201.5	173.6	183.5	177.6
Minority interest not incurring fixed charges	(3.2)	(1.6)	(1.7)	(2.2)	(1.6)	(3.4)	(1.5)
Capitalized interest	(11.4)	(6.1)	(3.5)	(2.8)	(4.0)	(3.4)	(2.4)

	324.6	306.0	717.7	338.0	543.8	284.4	300.9
Fixed charges:
Interest expensed(1)	74.0	126.9	195.7	180.4	151.8	159.7	156.2
Amortized premiums, discounts and capitalized expenses related to indebtedness	1.2	1.6	8.3	4.5	3.5	3.8	3.5
An estimate of interest within rental expenses(2)	9.5	12.8	20.6	16.6	18.3	20.0	17.9

	84.7	141.3	224.6	201.5	173.6	183.5	177.6
Ratio of earnings to fixed charges	3.8	2.2	3.2	1.7	3.1	1.5	1.7

(1)
Includes interest on long-term debt, on convertible notes and on short-term debt

(2)
Estimate based on a 20% interest rate on total rent and lease expenses

QUEBECOR WORLD INC.

RATIO OF EARNINGS TO FIXED CHARGES UNDER US GAAP

	Year Ended December 31
	1998	1999	2000	2001	2002
(in millions of $)
Ratio of Earnings to Fixed Charges
Earnings:
Income before income taxes per U.S. GAAP	237.2	139.1	430.5	72.5	377.4
Amortization of capitalized interest	1.7	2.1	2.3	2.5	2.8
Fixed charges	84.7	141.3	224.6	201.5	171.3
Minority interest not incurring fixed charges	(3.2)	(1.6)	(1.7)	(2.2)	(1.6)
Capitalized interest	(11.4)	(6.1)	(3.5)	(2.8)	(4.0)

	309.0	274.8	652.2	271.5	545.9
Fixed charges:
Interest expensed per U.S. GAAP(1)	74.0	126.9	195.7	180.4	149.5
Amortized premiums, discounts and capitalized expenses related to indebtedness	1.2	1.6	8.3	4.5	3.5
An estimate of interest within rental expenses(2)	9.5	12.8	20.6	16.6	18.3

	84.7	141.3	224.6	201.5	171.3
Ratio of earnings to fixed charges under US GAAP	3.6	1.9	2.9	1.3	3.2

(1)
Includes interest on long-term debt, on convertible notes and on short-term debt

(2)
Estimate based on a 20% interest rate on total rent and lease expenses

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QUEBECOR WORLD INC. RATIO OF EARNINGS TO FIXED CHARGES UNDER CANADIAN GAAP
QUEBECOR WORLD INC. RATIO OF EARNINGS TO FIXED CHARGES UNDER US GAAP